Exhibit 5.8

June 27, 2002

British Columbia Securities Commission

Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Office of the Administrator of Securities, New Brunswick
Nova Scotia Securities Commission
Prince Edward Island, Department of Justice
Securities Commission of Newfoundland and Labrador

Dear Sirs/Mesdames:

Re: CP Ships Limited (the “Issuer”)

      We refer you to the short form base PREP prospectus of the Issuer dated June 27, 2002 (the “Prospectus”), relating to an offering of common shares of the Issuer. In the Prospectus, reference is made to the opinions of this firm under the subheadings “Certain U.S. Income Tax Considerations”, “United States Holders” and “Non-United States Holders”. We hereby consent to being named in the Prospectus, to the inclusion of the reference to the opinions of this firm and to the use of our opinions.

      We also confirm that we have read the Prospectus and nothing has come to our attention that causes us to believe that there are any misrepresentations (as defined in applicable Canadian securities legislation) in the information contained in the Prospectus that are derived from our opinions referred to above or are within our knowledge as a result of the services we have performed to render these opinions.

      This letter is provided to the securities commissions to whom it is addressed in compliance with applicable securities legislation and policies and it is not to be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/	Sidley Austin Brown & Wood -------------------------------------------------------- Sidley Austin Brown & Wood